Exhibit 99.1

WhiteHorse Finance, Inc. Closes $20.0 Million Follow-On Notes Offering

NEW YORK, NY, December 4, 2020 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced that it has sold $20.0 million aggregate principal amount of notes consisting of $10.0 million of 5.375% notes due 2026 (the “2026 Notes”) and $10.0 million of 5.625% notes due 2027 (the “2027 Notes”, and together with the 2026 Notes, the “Notes”). The Notes were issued in a privately placed follow-on offering in connection with the $40.0 million in aggregate principal amount of 5.375% notes due 2025 that the Company issued on October 20, 2020.

The Company intends to use the net proceeds from this offering to refinance and/or redeem existing debt and/or for general corporate purposes.

The Notes are all unsecured. The 2026 Notes bear interest at a rate of 5.375% per year, and the 2027 Notes bear interest at a rate of 5.625% per year. Interest on both series of Notes are payable semiannually. The interest rates of each series are subject to an increase of 1.0% in the event that, subject to certain exceptions, such series of Notes cease to have an investment grade rating.

Unless the 2026 Notes or 2027 Notes are redeemed, purchased or prepaid by the Company or its affiliates prior to their respective maturity dates, the 2026 Notes will mature on December 4, 2026, and the 2027 Notes will mature on December 4, 2027 in accordance with their respective terms.

The Notes have not and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from the registration requirements thereof.

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company's investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC ("H.I.G. Capital"). H.I.G. Capital is a leading global alternative asset manager with approximately $42 billion of capital under management* across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

* Based on total capital commitments managed by H.I.G. Capital and affiliates.

Contacts

Stuart Aronson

WhiteHorse Finance, Inc.

212-506-0500

saronson@higwhitehorse.com

Joyson Thomas

WhiteHorse Finance, Inc.

305-379-2322

jthomas@higwhitehorse.com

Sean Silva

Prosek Partners

646-818-9122

ssilva@prosek.com

Source: WhiteHorse Finance, Inc.